Exhibit 99.1

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com
NEWS Christopher Warnke Manager, Investor Relations 202-478-2330 cwarnke@dft.com

FOR IMMEDIATE RELEASE

WEDNESDAY, NOVEMBER 9, 2011

JONATHAN HEILIGER JOINS DUPONT FABROS TECHNOLOGY, INC.’S

BOARD OF DIRECTORS

WASHINGTON, DC, November 9, 2011 — DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that Jonathan G. Heiliger, who most recently was Vice President, Technical Operations of Facebook, Inc., has joined the company’s Board of Directors.

From 2007 to 2011, Mr. Heiliger oversaw global infrastructure, site architecture and internal systems for Facebook, as the number of Facebook users grew from 35 million to over 800 million and its employee base rose from 300 to 2,500 people.

“We have known Jonathan for quite some time through DFT’s long relationship with Facebook,” said Lammot J. du Pont, Chairman of the company’s Board of Directors. “We believe that Jonathan’s expertise in architecting and operating cutting edge datacenters will be invaluable as we continue to design, develop and operate first-class data center facilities that meet the needs of our customers.”

“I’ve been involved with building and scaling advanced infrastructure systems for some time and I have a deep appreciation for the value that DFT provides to its customers,” said Mr. Heiliger. “DFT’s management and operations teams have a strong track record and it’s a pleasure to join such an impressive team. I look forward to collaborating with the Board and the company’s management team to continue developing innovative solutions for DFT’s customers.”

Mr. Heiliger also has held executive positions with Walmart.com and a number of venture capital and early-stage technology companies. Previously, Mr. Heiliger was a co-founder and chief technology officer of GlobalCenter and vice president of technology for Global Crossing, a telecommunications company that built and operated the world’s first independent global fiber optic network. He is a member of the Boards of Directors of Jive Software, Inc. and Webmonsters, Inc. The company’s Board of Directors has determined that Mr. Heiliger is an independent director under the New York Stock Exchange (NYSE) listing standards and the company’s director independence guidelines. With Mr. Heiliger’s election, the company’s Board of Directors now consists of eight members, five of whom are independent.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The Company’s data centers are highly specialized, secure, network-neutral facilities used primarily by national and international Internet and enterprise companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology, Inc. is headquartered in Washington, DC. For more information, please visit www.dft.com.

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